Contract ID.: FT19214
Amendment No: 2

FORM OF TRANSPORTATION SERVICE AGREEMENT

This Transportation Service Agreement (Agreement) is entered into by Great Lakes Gas Transmission Limited Partnership (Transporter) and ANR Pipeline Company (Shipper).

WHEREAS, Shipper has requested Transporter to transport Gas on its behalf and Transporter represents that it is willing to transport Gas under the terms and conditions of this Agreement.

NOW, THEREFORE, Transporter and Shipper agree that the terms below constitute the transportation service to be provided and the rights and obligations of Shipper and Transporter.

1. EFFECTIVE DATE: The effective date of this Agreement shall be February 27, 2020

2. CONTRACT IDENTIFICATION: FT19214

3. RATE SCHEDULE: FT

4. SHIPPER TYPE: Other

5. STATE/PROVINCE OF INCORPORATION: Delaware

6. TERM: Transporter and Shipper agree that the aforementioned transportation service shall commence on the in-service date of the ANR's Alberta XPress expansion project and continue in effect until (a) if the commencement occurs on or before January 1, 2024, to January 1, 2044, or (b) if the commencement occurs after January 1, 2024, the twentieth (20th) anniversary of such commencement date (such period being the "**Initial Term**").

   Right of First Refusal:

   Regulatory (in accordance with Section 6.16 of the General Terms and Conditions of Transporter's FERC Gas Tariff)

   Shipper shall also have the right to extend the term of service under the Agreement for up to two successive 5-year terms (each an "**Extended Term**"), exercisable by Shipper providing notice to Transporter no later than fifteen (15) calendar months prior to the expiration of the Initial Term or first Extended Term, as applicable.

7. EFFECT ON PREVIOUS CONTRACTS:
   This Agreement supersedes, cancels and terminates, as of the effective date stated above, the following contract(s): Service Agreement effective November 01,. 2021, as amended by Amendment No. 1, with Contract Identification FT19214.

8. MAXIMUM DAILY QUANTITY (Dth/Day):
Please see Appendix A for further detail.

9. RATES:
Unless Shipper and Transporter have agreed to a rate other than the maximum rate, rates shall be Transporter's maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable Rate Schedule (as stated above) on file with the Commission unless otherwise agreed to by the parties in writing. Provisions governing a Rate other than the maximum shall be set forth in this Paragraph 9.

10. POINTS OF RECEIPT AND DELIVERY:
The primary receipt and delivery points are set forth on Appendix A.

11. RELEASED CAPACITY: N/A

12. INCORPORATION OF TARIFF INTO AGREEMENT:
This Agreement shall incorporate and in all respects be subject to the "General Terms and Conditions" and the applicable Rate Schedule (as stated above) set forth in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, as may be revised from time to time. Transporter may file and seek Commission approval under Section 4 of the Natural Gas Act (NGA) at any time and from time to time to change any rates, charges or provisions set forth in the applicable Rate Schedule (as stated above) and the "General Terms and Conditions" in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, and Transporter shall have the right to place such changes in effect in accordance with the NGA, and this Agreement shall be deemed to include such changes and any such changes which become effective by operation of law and Commission Order, without prejudice to Shipper's right to protest the same.

13. MISCELLANEOUS:
No waiver by either party to this Agreement of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any continuing or future default(s), whether of a like or a different character.

Any controversy between the parties arising under this Agreement and not resolved by the parties shall be determined in accordance with the laws of the State of Michigan.

14. OTHER PROVISIONS (As necessary):
It is agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Partner, agent, management official or employee of the Transporter or any director, officer or employee of any of the foregoing, for any obligation of the Transporter arising under this Agreement or for any claim based on such obligation and that the sole recourse of Shipper under this Agreement is limited to assets of the Transporter.

Upon termination of this Agreement, Shipper's and Transporter's obligations to each other arising under this Agreement, prior to the date of termination, remain in effect and are not being terminated by any provision of this Agreement.

Transporter and Shipper agree that, pursuant to Section 6.2.1(h) of the General Terms and Conditions, this Agreement is subject to Reduction Options as herein described:

Upon written notice to Transporter, Shipper shall have a Reduction Option:

1) Any time(s) before October 1, 2022, if (a) the foundation shipper on ANR's Alberta XPress expansion project terminates its precedent agreement with ANR regarding such project: or (b) ANR has not secured all applicable federal, state, and local governmental and regulatory approval(s) related to, and property rights necessary to construct and implement, ANR's Alberta XPress expansion project.

If Shipper invokes a Reduction Option, it may reduce all or a portion of the contractual MDQ associated with this Agreement, and/or terminate this Agreement earlier than end of the Initial Term.

15. NOTICES AND COMMUNICATIONS:
All notices and communications with respect to this Agreement shall be in writing by mail, e-mail, or other means as agreed to by the parties, and sent to the addresses stated below or to any other such address(es) as may be designated in writing by mail, e-mail, or other means similarly agreed to:

ADMINISTRATIVE MATTERS:

Great Lakes Gas Transmission Limited Partnership
Commercial Operations
700 Louisiana Street, Suite 700
Houston, TX 77002-2700

ANR Pipeline Company
700 Louisiana St., Suite 700
Houston, TX 77002-2700

Attn: Pearline McMahon

Contract ID.: FT19214
Amendment No: 2

AGREED TO BY:

GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP
By: Great Lakes Gas Transmission Company

By:

Title: Jon A. Dobson
Corporate Secretary

Legal
SLM
2/21/20
Date

DAB
2/21/20

ANR Pipeline Company

By: Jon Howe

Title: Director, Short Term Marketing

Legal
ZB
2.27.20
Date

APPENDIX A
CONTRACT IDENTIFICATION: FT19214

Date: February 27, 2020
Supersedes Appendix Dated: November 01, 2021

Shipper: ANR Pipeline Company

Maximum Daily Quantity (Dth/Day) per Location:

Begin Date	End Date	Point(s) of Primary Receipt	Point(s) of Primary Delivery	MDQ
1)	2)	EMERSON RECEIPT	FORTUNE LAKE	165,000
3)	4)	EMERSON RECEIPT	FORTUNE LAKE	140,000

1) The commencement of the Initial Term pursuant to Section 6 of this Agreement.
2) Eleven years following the commencement of the Initial Term.
3) The eleventh anniversary date of the commencement of the Initial Term.
4) The expiration of the Initial Term.